Exhibit 99.1

Aris Water Solutions Appoints Jacinto Hernandez to the Company’s Board of Directors

Houston, Texas, April 3, 2023 – Aris Water Solution Inc. (NYSE: ARIS) (“Aris” or the “Company”) announced today the addition of Jacinto Hernandez to the Company’s Board of Directors.

Mr. Jacinto joins the Company’s Board of Directors after a lengthy career with Capital Group and its subsidiary, Capital World Investors. He joined the Capital Group companies in August 2000 and retired in June 2022 after having spent 22 years covering a variety of industries, including the oil and gas industry, helping lead the research portfolio for one of the largest growth mutual funds in the world and serving in key leadership roles. Mr. Hernandez will serve on the Company’s Audit Committee and Nominating and ESG Committee. He is currently a member of the board of directors of Pioneer Natural Resources Company and Altria Group, Inc. Mr. Hernandez earned his Bachelor of Science in Economics from Stanford University, with a minor in Political Science.

“The Board and I are excited to add someone with Jacinto’s financial background and extensive expertise across multiple asset classes and industries,” said Aris President and Chief Executive Officer Amanda Brock. “Jacinto is going to have an immediate impact and we look forward to working with Jacinto as we grow in 2023 and beyond.”

“Jacinto is a highly experienced individual and will bring additional depth and perspective to our Board,” said Founder and Executive Chairman Bill Zartler. “We are confident Jacinto has the right skills, perspective and expertise we need as we work to enhance shareholder value.”

About Aris

Aris Water Solutions, Inc. (NYSE: ARIS) is a leading, growth-oriented environmental infrastructure and solutions company that directly helps its customers reduce their water and carbon footprints. Aris Water delivers full-cycle water handling and recycling solutions that increase the sustainability of energy company operations. Its integrated pipelines and related infrastructure create long-term value by delivering high-capacity, comprehensive produced water management, recycling and supply solutions to operators in the core areas of the Permian Basin. Additional information is available on our website, www.ariswater.com.

Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included in this press release may constitute forward-looking statements. Although Aris believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, it cannot assure you that these forward-looking statements will prove to be correct. Forward-looking statements are based on Aris’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, Aris’s actual results may differ materially from those contemplated by these forward-looking statements. Factors that could cause Aris’s actual results to differ materially from the results contemplated by such forward-looking statements include but are not limited to the risk factors discussed or referenced in Aris’s filings made from time to time with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause Aris’s actual results to differ may emerge from time to time, and it is not possible for Aris to predict all of them. Aris undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.